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                                                                    EXHIBIT 99.1

                  SCHUFF STEEL ANNOUNCES DEFINITIVE AGREEMENT
                  TO ACQUIRE ADDISON STRUCTURAL SERVICES, INC.

  DEAL EXPECTED TO CLOSE IN JUNE 1998 AND BE ACCRETIVE TO EARNINGS DURING 1998

PHOENIX, MAY 21, 1998 -- SCHUFF STEEL COMPANY (NASDAQ: SHUF) today announced that it has entered into a definitive agreement to acquire all of the issued and outstanding capital stock of Addison Structural Services, Inc. ("Addison"), a privately held company headquartered in Albany, Georgia, On March 18, 1998, Schuff Steel announced that it had signed a letter of intent to proceed with the acquisition.

The purchase price, net of excess cash on hand of Addison at the closing and certain non-business related assets to be sold to Addison's majority stockholder, is estimated to be $50.6 million, of which approximately $47.4 million will be paid in cash at the closing and $3.2 million will be paid in the form of a promissory note secured by a letter of credit. The purchase price is subject to adjustment based on Addison's stockholders' equity and cash on hand at the closing. Schuff Steel anticipates that the deal will close in early June 1998. The acquisition will be recorded under the purchase method of accounting.

Addison, through its operating subsidiaries, provides structural steel fabrication and erection services and manufactures short- and long-span joists, trusses and girders for industrial and commercial projects. Addison operates primarily in the Southeastern United States and maintains steel fabrication facilities both in Lockhart, Florida and Albany, Georgia, and a joist-manufacturing plant in Quincy, Florida. It is expected that Glen Davis, president of Addison's steel fabrication subsidiary, Sam Mahdavi, president of Addison's joist-manufacturing subsidiary, and Mike Phagans, Addison's controller and manager of its Albany, Georgia fabrication plant, will enter into employment agreements and will continue to manage Addison's day-to-day operations after the acquisition.

                                     -more-
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SCHUFF STEEL COMPANY
ADD 1

Addison posted pre-tax income of $10.1 million on revenues of $63.7 million in its fiscal year ended June 30, 1997, compared with pre-tax income of $8.5 million on revenues of $57.6 million in its fiscal year ended June 30, 1996, according to its audited financial statements for those periods. Addison's long-term indebtedness will be paid off by it in connection with the acquisition.

The transaction is subject to a number of contingencies, including the receipt of necessary third party approvals and other customary closing conditions. Schuff Steel is in the process of seeking financing to complete the transaction.

Schuff Steel is a rapidly growing steel fabrication and erection company that provides a fully integrated range of steel construction services, including engineering, detailing, fabrication and erection. Examples of recent major projects are Bank One Ballpark, a state-of-the-art baseball stadium featuring a fully retractable roof constructed for Major League Baseball's Arizona Diamondbacks franchise; Agua Fria Siphon Project, an aqueduct system with more than two miles of specially fabricated, 21-foot diameter pipe; MGM Grand Hotel & Casino in Las Vegas, the world's largest hotel and casino; and Bajo de la Alumbrara in Argentina, one of the largest copper and gold mines in the world.

       FOR INFORMATION ON SCHUFF STEEL COMPANY VIA FACSIMILE AT NO COST,
                CALL 1-800-PRO-INFO AND DIAL COMPANY CODE SHUF.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Schuff Steel Company's ability to consummate the acquisition on the terms described above, if at all. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include possible delays in consummating the acquisition, the inability to obtain financing necessary to consummate the acquisition on terms acceptable to Schuff, if at all, the final terms of financing arrangements with respect to the acquisition, the ability of the Company and Addison to successfully integrate their operations, the ability of the Company to effectively manage the geographically dispersed operations of Addison, and other factors identified in documents filed by the Company with the Securities and Exchange Commission.

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